Exhibit F

Sidley Austin Brown & Wood LLP

Suite 3527, One China World Tower
One Jian Guo Men Wai Avenue
Beijing 100004, China

October 15, 2003

People’s Republic of China

Ministry of Finance
Sanlihe Road
Beijing 100820, China

Ladies and Gentlemen:

      We hereby consent to the use of our name under the caption “Validity of Securities” in the Registration Statement, as amended, being filed on the date hereof by the People’s Republic of China with the United States Securities and Exchange Commission in connection with the registration of US$3,000,000,000 aggregate principal amount of China’s debt securities and warrants to purchase debt securities under the United States Securities Act of 1933, as amended (the “Securities Act”). We further consent to the filing of this letter as an exhibit to such Registration Statement, as amended. In giving the foregoing consent and by the use of our name under the caption “Validity of Securities” in the Registration Statement, as amended, however, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ SIDLEY AUSTIN BROWN & WOOD LLP